Exhibit 99.1

FOR IMMEDIATE RELEASE

September 29, 2003

ILX REPORTS IMPENDING LITIGATION

Phoenix, Arizona – September 29, 2003 – ILX Resorts Incorporated (the “Company”) (AMEX:ILX) received pleadings on September 23, 2003 indicating that a lawsuit against the Company and its Sedona Vacation Club and Premiere Vacation Club businesses was filed by two individuals claiming damages for deceptive and abusive practices on behalf of a purported class of purchasers of vacation ownership interests.  The suit alleges various violations of the Arizona Consumer Fraud Act, the Arizona Real Estate Timeshare Act and related principles of state common law and equity.  Plaintiffs seek unspecified damages, including punitive damages, pre-judgment and post-judgment interest, attorneys’ fees, other expenses and court costs and certain declaratory and injunctive relief.  If this lawsuit were to be certified as a class action and decided in favor of the plaintiffs, the action could have a material adverse effect on the Company.

The Company believes that the allegations in this action are without merit and intends to defend this action vigorously and seek its early dismissal, although no assurance can be given as to the actual ultimate outcome.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes six resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico; land adjacent to an existing resort in northern Arizona and 44 acres of land one mile from the Las Vegas Strip, to both of which parcels the Company holds development rights.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel and other risks detailed in the prospectus for the dividend reinvestment plan and in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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